NEWS RELEASE for October 23, 2003 at 8:00AM ET

Contacts: Paul S. Weiner
                  Chief Financial Officer
                  Palomar Medical Technologies Inc
                  781-993-2411
                  ir@palmed.com

PALOMAR MEDICAL REPORTS RECORD REVENUES
AND INCREASED PROFITABILITY FOR THIRD QUARTER 2003
Palomar Doubles Sales Force; Introduces the NeoLux™ Pulsed Light System

        BURLINGTON, MA (October 23, 2003) … Palomar Medical Technologies Inc (Nasdaq:PMTI) today announced that for the third quarter ended September 30, 2003, the Company’s total revenues increased by 25 percent, its product revenues increased by 28 percent and its gross profit from product sales improved by 48 percent, compared to the third quarter of 2002, due to the continued growth of the Company’s flagship family of Lux Pulsed Light Systems. The Company realized a significant increase in operating income of
$510,000, or 428 percent, and an improvement to net income of $785,000, or 658 percent, which includes a benefit from income taxes of $275,000, compared to the third quarter of 2002. Over the past year, product gross margins have improved significantly due to higher margin product mix and increased sales volume. The Company has also strengthened its balance sheet since the end of last year, including doubling its cash position and almost tripling stockholders’ equity; the current ratio now stands at 2.7x, up substantially from 1.5x at the end of 2002.

        Chief Executive Officer Joseph P. Caruso commented, “Once again we are pleased to report another strong quarter with a substantial increase in revenues and profitability, even during what historically has been a seasonally slow quarter for this industry due to the summer vacation months. We have increased market share over the past few quarters and anticipate this trend to continue as we concentrate on increasing distribution both domestically and internationally. We have put a concerted effort into growing our revenues and as such have doubled our sales force in the United States effective earlier this month.”

        Caruso continued, “During the past few quarters, we have set the foundation for a significant expansion of our business. We now have a diversified product line with a strong reputation for reliability that meets the needs of our growing customer base. Our manufacturing capacity is sufficient to accommodate our next stage of growth, and we have firmed up our financial resources and have put in place a creative and dedicated team of professionals to take Palomar to what we think will be a higher level of revenues and profitability. Cosmetic light-based treatments are rapidly becoming preferred over traditional treatments and we expect this trend to continue. Given all these factors, we believe Palomar is well-positioned for continued growth.”

        Revenues for the quarter ended September 30, 2003, were $9.2 million, up from $7.4 million in the third quarter of 2002. Gross profit from product sales increased to $4.8 million (58 percent of product revenues), up from
$3.2 million (50 percent of product revenues) in the year-earlier quarter. The Company reported net income of $904,000, or $0.05 per diluted share, for the third quarter of this year, versus net income of $119,000, or $0.01 per diluted share, for the third quarter of last year.

        Revenues for the nine-months ended September 30, 2003, were $24.7 million, up from $18.0 million for the nine-months ended September 30, 2002. Gross profit from product sales increased to $12.8 million (58 percent of revenues), up from $7.2 million (47 percent of revenues) in the year-earlier period. The Company reported net income of $2.3 million, or $0.15 per diluted share, for the nine-months ended September 30, 2003, versus a net loss of $398,000, or $0.04 loss per diluted share, for the nine-months ended September 30, 2002.

— more —

Palomar — Page 2

        During the third quarter, the Company further broadened its product line with the introduction of the NeoLux™ Pulsed Light System. The NeoLux is the latest introduction to the Palomar family of pulsed light systems. Having established the EsteLux™ and MediLux™ Systems for a primarily medical clientele, Palomar set out to make these pulsed-light innovations even easier to use and more affordable for the beauty industry worldwide by focusing on two applications. The NeoLux offers permanent hair reduction on all skin types and photofacial treatments on pigmented lesions, for improved skin tone and texture.

        The NeoLux uses pulses of concentrated light to disable hair follicles, resulting in long-lasting hair removal, and to break down the pigment in pigmented lesions (such as age spots and freckles), for improved skin tone and texture. The NeoLux can remove hair from all skin types, from the fairest to the darkest, including tanned skin. This allows treatment providers to offer permanent hair reduction to a wide range of ethnic groups and skin types.

        In addition, the NeoLux handpieces all feature a large spot-size for quick treatments; the hair from a back or pair of legs can be removed in under 30 minutes, and smaller areas can be treated in even less time. The NeoLux combines the permanency of electrolysis with the fast coverage of waxing, and delivers effective photofacials. The NeoLux’s affordability and effectiveness make it an ideal addition to any practice focused on expanding cosmetic treatments for their customers.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 339-2688 or listen to the webcast in the Investor Relations’ section of the Company’s website at www.palmed.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 22204525 and will continue through Thursday, November 6, 2003. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. Recently, Palomar and The Gillette Company (NYSE: G) entered into an agreement to complete development and commercialize a patented home-use, light-based hair removal device for women. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1996, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based hair removal procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palmed.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2002 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

— more —

Palomar — Page 3

Palomar Financial Summary (Amounts in thousands, except per share data):

Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Product revenues	$ 8,302,460	$ 6,495,295	$ 22,147,186	$ 15,259,796
Royalty revenues	179,659	858,799	648,445	2,691,831
Funded product development revenues	700,000	-	1,900,000	-

Total revenues	9,182,119	7,354,094	24,695,631	17,951,627

Costs and expenses:
Cost of product revenues	3,510,724	3,250,074	9,389,120	8,060,541
Cost of royalty revenues	71,864	343,520	259,378	1,076,732
Research and development	1,510,907	1,154,774	4,199,166	3,294,641
Selling and marketing	2,394,868	1,646,798	6,068,166	3,816,096
General and administrative	1,080,989	832,643	3,237,881	2,240,624

Total costs and expenses	8,569,352	7,227,809	23,153,711	18,488,634

Income (loss) from operations	612,767	126,285	1,541,920	(537,007)

Interest income	18,753	22,143	53,744	57,323
Interest expense	(2,029)	(29,172)	(26,819)	(86,656)
Other income	-	-	58,333	168,305

Income (loss) before income taxes	629,491	119,256	1,627,178	(398,035)

Benefit from income taxes	275,000	-	704,521	-

Net income (loss)	$ 904,491	$ 119,256	$ 2,331,699	$ (398,035)

Net income (loss) per share:
Basic	$ 0.07	$ 0.01	$ 0.18	$ (0.04)

Diluted	$ 0.05	$ 0.01	$ 0.15	$ (0.04)

Weighted average number of shares outstanding:
Basic	13,859,356	11,504,563	13,092,732	11,317,499

Diluted	16,524,300	11,944,058	15,504,757	11,317,499

— more — Palomar — Page 4

Consolidated Condensed Balance Sheets

	September 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
Assets

Current assets:
Cash and cash equivalents	$ 9,218,424	$ 4,450,076
Accounts receivable, net	6,397,691	4,047,277
Inventories	3,449,919	3,847,493
Other current assets	143,851	269,940
Total current assets	19,209,885	12,614,786

Property and equipment, net	509,328	485,286

Other assets	291,074	298,268

	$ 20,010,287	$ 13,398,340

Liabilities and Stockholders' Equity

Current liabilities:
Note payable to related party	$ -	$ 1,000,000
Accounts payable	395,168	1,320,202
Accrued liabilities	4,423,424	4,619,303
Deferred income taxes	1,100,000	1,400,000
Deferred revenue	1,275,426	341,084

Total current liabilities	7,194,018	8,680,589

Stockholders' equity:
Common stock	141,999	115,387
Additional paid-in capital	167,761,472	162,021,265
Accumulated deficit	(155,087,202)	(157,418,901)

Total stockholders' equity	12,816,269	4,717,751

	$ 20,010,287	$ 13,398,340

# # #